UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
_____________________________
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Costco Wholesale Corporation
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999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held by live webcast, on Thursday, January 21, 2021, at 2:00 p.m. Pacific time, to:
1.    Elect the seven directors nominated by the Board of Directors to hold office until the 2022 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.    Ratify the selection of KPMG LLP ("KPMG") as the Company’s independent auditors for fiscal 2021;
3.   Approve, on an advisory basis, the compensation of the Company’s named executive officers for fiscal 2020 as disclosed in these materials; and
4.    Transact such other business as may properly come before the meeting or any adjournments thereof.
In light of COVID-19 and for the safety of our shareholders, employees, and other members of the community, our 2021 Annual Shareholders' Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with Internet connectivity. We believe this is an important step to enhancing accessibility to our Annual Meeting for all of our shareholders and reducing the carbon footprint of our activities, and is particularly important this year in light of public health and safety considerations posed by COVID-19. Shareholders may view a live webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/COST2021. Please refer to the "Participating in the Annual Meeting" section of the Proxy Statement for more details.
Shareholders can vote their shares before the meeting online at www.proxyvote.com, by calling 1-800-690-6903, by mailing a completed proxy card or by mobile device by scanning the QR code on the proxy card or Notice of Internet Availability of Proxy Materials. Shareholders may also vote online during the virtual meeting at www.virtualshareholdermeeting.com/COST2021.
Only shareholders of record at the close of business on November 12, 2020, are entitled to notice of and to vote at the meeting. All shareholders are requested to be present virtually or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting. We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the materials. The notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process reduces our costs to print and distribute proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch-tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 20, 2021. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 20, 2021. Have your proxy card in hand when you call, and then follow the instructions.
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

December 10, 2020

Important Notice Regarding the Availability of Proxy Materials for
the Meeting of Shareholders to be Held on January 21, 2021
The Proxy Statement and Annual Report to Shareholders are available at
http://investor.costco.com.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 21, 2021

SOLICITATION AND REVOCATION OF PROXY
    Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 21, 2021, or any adjournments (the “Annual Meeting”). The individuals named as proxy are Hamilton E. James and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 10, 2020.
    All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:
1.FOR the seven nominees for director named in this Proxy Statement;
2.FOR the ratification of the selection of the Company’s independent auditors; and
3.FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers for fiscal 2020 as disclosed in these materials.
    In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting virtually at the Annual Meeting.
    Only shareholders of record at the close of business on November 12, 2020 (the Record Date) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 442,955,229 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
    A majority of the common stock entitled to vote at the Annual Meeting, present either virtually or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote on proposals 1 through 3.

    With respect to proposal 1, the directors receiving the highest number of votes will be elected. The Company’s bylaws provide that at this meeting in an uncontested election for directors a nominee who receives a greater number of “withhold” votes than votes “for" shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. With respect to proposals 2 and 3, to approve each proposal the votes that shareholders cast “for” must exceed the votes cast “against.”
    If shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote them, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2021, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
    In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the Notice, and upon request, paper copies of the proxy materials to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $11,000.
Participating in the Annual Meeting
We are conducting a virtual Annual Meeting so our shareholders can participate from any geographic location with Internet connectivity. Participation opportunities are reasonably comparable to those provided at the in-person portion of our past meetings.
•To participate in the Annual Meeting, including to vote and to view the list of registered shareholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/COST2021 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form provided to you with this Proxy Statement.
•Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented and voted. We encourage you to access www.proxyvote.com or call 1-800-690-6903 and vote in advance of the Annual Meeting.
•Shareholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through www.virtualshareholdermeeting.com/COST2021. We will respond as practical to questions during the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which shareholders can view during the meeting at the meeting website or during the ten days prior to the meeting at www.proxyvote.com.
•We encourage you to access the Annual Meeting before it begins. Online check-in will be available at www.virtualshareholdermeeting.com/COST2021 approximately 15 minutes before the meeting starts on January 21, 2021. If you have difficulty accessing the meeting, please call 844-986-0822 (toll free) or 303-562-9302 (international). We will have technicians available to assist you.
•Closed captioning will be available for accessing the meeting. For assistance with accommodations please email us at investor@costco.com by January 20, 2021.

Note about Forward-Looking Statements
    Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by such statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.
PROPOSAL 1: ELECTION OF DIRECTORS
    Directors will be elected annually for terms expiring at the next annual meeting of shareholders, except that any director elected prior to the 2020 Annual Meeting for a term that expires at the annual meeting in 2022 will continue to hold office until the end of that term. The division of directors into classes will terminate at the annual meeting of shareholders in 2022, from and after which all directors will stand for election annually. In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by the board of directors for a term of office continuing until the next election of directors by the shareholders. Each of Susan L. Decker, Kenneth D. Denman, Richard A. Galanti, W. Craig Jelinek, Sally Jewell, Charles T. Munger, and Jeffrey S. Raikes is nominated to serve for a one-year term until the annual meeting of shareholders in 2022 and until a successor is elected and qualified. All nominees are current directors.

    Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than seven nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, virtually or by proxy, at the Annual Meeting, assuming a quorum is present.

    The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, government, and non-profit service. In addition, members of our Board have a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.

DIRECTORS
    The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position with the Company	Age	Expiration of Term as Director
Hamilton E. James	Chairman of the Board of Directors	69	2022
Susan L. Decker	Director	58	2021
Kenneth D. Denman	Director	62	2021
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	64	2021
W. Craig Jelinek	President, Chief Executive Officer and Director	68	2021
Sally Jewell	Director	64	2021
Charles T. Munger	Director	96	2021
Jeffrey S. Raikes	Director	62	2021
John W. Stanton	Director	65	2022
Mary Agnes (Maggie) Wilderotter	Director	65	2022
    Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.
    Hamilton E. James has been a director of the Company since August 1988. He was the Lead Independent Director from 2005 until becoming the non-executive Chairman of the Board in August 2017. He was previously President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and is currently its Executive Vice Chairman. He is also a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was recently elected co-chair of the board of the Metropolitan Museum of Art, where he has been a board member since 2010. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.
    Susan L. Decker has been a director of the Company since October 2004. She is Chief Executive Officer and founder of Raftr, a digital media product, launched in 2017. She also serves as an adviser to several Internet start-ups. During the 2009 school year, she was an Entrepreneur-in-Residence at Harvard Business School. From 2000 to 2009, Ms. Decker served in various executive management roles at Yahoo! Inc., including President from 2007 to 2009 and Executive Vice President and Chief Financial Officer from 2000 to 2007. She is a director of Berkshire Hathaway Inc., Vail Resorts, Inc. and SurveyMonkey and was previously a director of Intel Corporation and Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
    Kenneth D. Denman has been a director of the Company since March 2017. He is a Venture Partner at Sway Ventures, a venture capital firm. He was President and Chief Executive Officer of Emotient, Inc., a developer of software technology to analyze facial expressions, until the company was acquired by Apple in January 2016. Previously, Mr. Denman was the Chief Executive Officer of Openwave Systems, Inc. and iPass, Inc. and a Senior Vice President for MediaOne. He was Chief Operating Officer of MediaOne International based in London. He is a member of the boards of directors of LendingClub, Inc. and Motorola Solutions, Inc., where he is the lead independent director. Previously he was a director at ShoreTel, Inc., Mitek Systems, Inc., and United Online, Inc. Mr. Denman was appointed to the Edward V. Fritzky chair as visiting professor at the University of Washington’s Foster School of Business in 2012. Mr. Denman sits on the boards of the Foster School, the University of Washington Foundation, and Seattle Children's. Mr. Denman’s qualifications to serve on the Board include knowledge and experience from service on the boards of other public companies, and his broad-ranging experiences, including chief executive and other leadership positions, in the areas of technology and international business.
    Richard A. Galanti has been a director of the Company since January 1995 and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.
    W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.
    Sally Jewell has been a director since January 2020. From June 2019 until May 2020, she served as the interim Chief Executive Officer of The Nature Conservancy, a global environmental non-profit organization, where she continues to serve as a global board member. She served as the Secretary of the Interior under President Barack Obama from 2013 to 2017. From 2005 to 2013, she was the CEO and from 1996 to 2013 a director of Recreational Equipment Inc., a retailer of outdoor recreation equipment and services. Previously, she worked in commercial banking for 19 years. She is a member of the board of Symetra Financial Corporation, a wholly-owned subsidiary of Sumitomo Life Insurance Company. Mrs. Jewell’s qualifications to serve on the Board include her extensive board experience at other public and private corporations and non-profit organizations and her chief executive and other leadership positions in government, retail and other businesses, and environmental matters.
    Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
    Jeffrey S. Raikes has been a director of the Company since December 2008. He is a co-founder of the Raikes Foundation, which invests in youth-serving institutions to make them more effective in supporting young people, especially the most marginalized. He was the Chief Executive Officer of the Bill & Melinda Gates Foundation from 2008 to 2014. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. He serves as the chair of the Stanford University Board of Trustees. Mr. Raikes' qualifications to serve on the Board are broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing, and at the world's largest foundation.
    John W. Stanton has been a director of the Company since October 2015. He is the Chairman of Trilogy International Partners, Inc., which operates wireless systems internationally, Trilogy Equity Partners, which invests in wireless-related companies and Chairman of First Avenue Entertainment LLLP, which is the owner of the Seattle Mariners. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. He was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004, and was Chief Executive Officer from 1998 to 2003. Mr. Stanton was a director of Clearwire Corp. from 2008 to 2013, Chairman between 2011 and 2013, and interim Chief Executive Officer during 2011. He is currently a director of Trilogy International Partners and Microsoft Corporation and was previously a director of Columbia Sportswear Company. Mr. Stanton's qualifications to serve on the Board are his broad-ranging experiences, including senior leadership positions, in the areas of telecommunications and technology, and service on the boards of other companies.

    Mary Agnes (Maggie) Wilderotter has been a director of the Company since October 2015. She is the Chief Executive Officer and Chairman of the Grand Reserve Inn. She was the Executive Chairman of Frontier Communications, a public telecommunications company, from April 2015 until April 2016. Mrs. Wilderotter served as Frontier's Chief Executive Officer from 2004 to 2015 and Chairman of the Board from December 2005. Prior to joining Frontier, she was a senior vice president of Microsoft Corporation from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter was previously a director of Xerox Corporation, DreamWorks Animation SKG, Cadence Design Systems, and The Procter & Gamble Company. She is currently a director of Hewlett Packard Enterprise and Lyft and Chairman of the Board at DocuSign. Mrs. Wilderotter served in 2016 on the President's Commission on Enhancing National Cybersecurity. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her service on the boards of over thirty public companies in her career, and her broad-ranging corporate experiences, including senior leadership positions, in the areas of telecommunications, retail, media, healthcare, and technology.
    No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

COMMITTEES OF THE BOARD
    The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets Nasdaq listing standards regarding independence, including committee independence requirements. Each committee has a written charter, which may be viewed at our website at www.costco.com through the Investor Relations page. Directors deemed independent are Mmes. Decker, Jewell and Wilderotter and Messrs. Denman, James, Munger, Raikes and Stanton, who constitute a majority of the Board. The non-executive directors of the Company met in executive session presided over by the non-executive Chairman at five meetings in fiscal 2020.
    Audit Committee. The functions of the Audit Committee include (among others):
•providing direct communication between the Board and the Company’s internal and external auditors;
•monitoring the design and maintenance of the Company’s system of internal accounting controls;
•selecting, evaluating and, if necessary, replacing the external auditors;
•reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;
•maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors; and
•approving compensation of the external auditors.
    The members of the committee are Messrs. Munger (chair) and Denman and Mmes. Decker and Jewell. The Board has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). To ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the external auditors. In conjunction with the mandated rotation of the external auditor's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. The Board and the Audit Committee periodically review with members of management of the Company issues and developments relating to information security, fraud, data security and cybersecurity risk, including controls to monitor and mitigate the related risks. The Audit Committee met six times during fiscal 2020. A report of the Audit Committee is set forth below.

    Compensation Committee. The Compensation Committee reviews the salaries, bonuses and stock-based compensation provided to executive officers of the Company and oversees the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the Chief Executive Officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee, which met two times during fiscal 2020, are Mr. Stanton (chair) and Mmes. Jewell and Wilderotter. A report of the Compensation Committee is set forth below.
    Nominating and Governance Committee. The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in proposal 1. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate. The members of the committee, which met four times in fiscal 2020, are Messrs. Raikes (chair) and Denman and Mrs. Wilderotter.
    The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on individual merit, taking into account the needs of the Company and the composition of the Board.
    We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the ten directors on the Board, three are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, government and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences. Recommendations arising from the self-assessment process in fiscal 2020 primarily related to improving the efficiency and effectiveness of full board processes. Since 2014, the Board, led by the Nominating and Governance Committee, has been engaged in a process to refresh its membership; seven members have retired or passed away and four new independent directors have been added.

    Our bylaws provide for proxy access by eligible shareholders. Shareholder nominations require compliance with section 2.1 of the bylaws, which are available on our website. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.
    Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.
    Board Structure. The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while our non-executive Chairman facilitates our Board’s independent oversight of management, promotes communication between management and the Board, and leads the Board’s consideration of key governance matters. The Board believes that this leadership structure is appropriate for the Company at this time.
    The Role of the Board in Risk Oversight. The Board seeks to ensure that management has processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy.
The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks, including (without limitation) cybersecurity matters, that the Company faces and how the Company is seeking to control risk where appropriate. The Committee also oversees internal control over financial reporting. The Audit Committee reports to the full board on its risk-management tasks, including the enterprise risk management review. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.
COMPENSATION OF DIRECTORS
    Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. In fiscal 2020, each non-employee director received a grant of restricted stock units (“RSUs”), with a target value of $270,000. Based on the closing share price at the time of grant, each director received a grant of 901 restricted stock units. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service, respectively. Stock ownership requirements, which have been met by all directors, mandate that within five years of joining the Board a non-executive board member shall own and retain shares of Company common stock worth at least $1 million based on the value at the time of acquisition.

    FISCAL 2020 DIRECTOR COMPENSATION
The following table summarizes compensation for the non-employee directors of the Company for fiscal 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]	Total ($)
Hamilton E. James	37,000	264,960	301,960
Susan L. Decker	43,000	264,960	307,960
Kenneth D. Denman	48,000	264,960	312,960
Sally Jewell[2]	29,769	199,002	228,771
John W. Meisenbach[3]	10,313	264,960	275,273
Charles T. Munger	44,000	264,960	308,960
Jeffrey S. Raikes	42,000	264,960	306,960
John W. Stanton	38,000	264,960	302,960
Mary Agnes (Maggie) Wilderotter	43,000	264,960	307,960
_______________________
(1)Represents the grant-date fair value of the RSUs granted in October 2019, except Mrs. Jewell, who received a prorated grant in January 2020, with full vesting for the first year occurring after nine rather than twelve months. The value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended August 30, 2020.
(2)Ms. Jewell was elected in January 2020.
(3)Mr. Meisenbach retired from the Board on January 22, 2020.

    At the end of fiscal 2020, non-employee directors held the following outstanding equity awards and shares:

Name	Restricted Stock Units	Shares Owned	Total
Hamilton E. James	2,247	37,677	39,924
Susan L. Decker	2,247	22,000	24,247
Kenneth D. Denman	2,247	2,486	4,733
Sally Jewell	648	—	648
Charles T. Munger	2,247	183,054	185,301
Jeffrey S. Raikes	2,247	31,707	33,954
John W. Stanton	2,247	19,289	21,536
Mary Agnes (Maggie) Wilderotter	2,247	5,959	8,206

SHAREHOLDER COMMUNICATIONS TO THE BOARD
    Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
Meeting Attendance
    During the Company’s last fiscal year, the Board met five times. Each member of the Board attended all of the Board meetings and meetings of the committees on which he or she served, with the exception of one committee member absence (Charles Munger) from an Audit Committee meeting due to illness, and two member absences (Susan Decker and John Stanton) from a special meeting of the Board, which was called on short notice. As set forth in our Corporate Governance Guidelines, directors are encouraged to attend meetings of shareholders. All directors except one attended the meeting in 2020.

PRINCIPAL SHAREHOLDERS
    The following table sets forth information regarding ownership of the common stock by each person or group known to the Company to own more than 5% of the outstanding shares of the common stock on November 12, 2020.

Name and Address of Beneficial Owner	Shares	Percent[1]
Vanguard Group, Inc.	37,412,602(2)	8.45%
P.O. Box 2600, V26
Valley Forge, PA 19482
BlackRock, Inc.	29,527,911(3)	6.67%
55 East 52nd Street
New York, NY 10055
_______________________
(1)Based on 442,955,229 shares of common stock outstanding on November 12, 2020. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.
(2)Information based on Form 13F-HR filed with the SEC by Vanguard Group, Inc. on November 16, 2020.
(3)Information based on Form 13F-HR filed with the SEC by BlackRock, Inc. on November 6, 2020.
    The following table sets forth the shares of the common stock owned on November 12, 2020 by each director, each nominee for election as a director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percent of Class[2]
W. Craig Jelinek	333,410	*
Susan L. Decker	22,466	*
Kenneth D. Denman	5,152	*
Richard A. Galanti	33,601(3)	*
Hamilton E. James	40,643	*
Sally Jewell	1,367	*
Charles T. Munger	186,020(4)	*
James P. Murphy	39,606	*
Joseph P. Portera	11,287(5)	*
Jeffrey S. Raikes	34,673	*
John W. Stanton	22,255(6)	*
Ron M. Vachris	19,902	*
Mary Agnes (Maggie) Wilderotter	8,925	*

All directors and executive officers as a group (18 persons)	953,092	*
 _______________________
*Less than 1%.
(1)Includes RSUs outstanding.
(2)Based on 442,955,229 shares of common stock outstanding, and 4,293,918 RSUs outstanding. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities that will vest within 60 days.
(3)Includes 7,000 shares owned by a limited liability company of which Mr. Galanti is the manager.
(4)Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.
(5)Includes 5,076 shares held by a trust of which Mr. Portera is a trustee.
(6)Includes 422 shares held by a trust of which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION
(at Fiscal Year-End)

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights[2]	Weighted-average exercise price of outstanding options, warrants and rights ($)[3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))[4]
Total equity compensation plans approved by security holders	5,173,842	—	13,624,344
 _______________________
(1)There are no other plans besides those approved by security holders.
(2)Shares of common stock issuable upon vesting of outstanding RSUs granted under the 2019 Incentive Plan and the Seventh Restated 2002 Incentive Plan and predecessor plans.
(3)There were no options, warrants, or rights outstanding at August 30, 2020.
(4)Available for issuance under the 2019 Incentive Plan, assuming issuance as RSUs. Includes the effect of adjustments made for the special dividends.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
    Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated individuals who served as executive officers in fiscal 2020. These individuals are referred to as the “Named Executive Officers" and include: W. Craig Jelinek, President and Chief Executive Officer; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions, and Chief Diversity Officer; Ron M. Vachris, Executive Vice President, COO-Merchandising; and James P. Murphy, Executive Vice President, COO-International Division.
Compensation Philosophy and Objectives
    Our compensation programs are designed to motivate our executives and employees and enable them to participate in the growth of our business. The Company believes it has been very successful in attracting and retaining quality employees, generally achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee, the programs have contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
    At the 2020 Annual Meeting, the advisory shareholder vote on executive compensation was 96.82% in favor. The Committee did not determine to make any changes to the compensation programs as a result of the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2020 did not materially change from those approved for the prior year. Discussions by certain directors and management with a number of shareholders since the 2020 Annual Meeting have not revealed significant concerns about the structure or operation of the Company's compensation programs.
Role of the Compensation Committee
    The Committee determines the amounts and elements of compensation for our Chief Executive Officer. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”

    During fiscal 2020, the Committee consisted of Messrs. Stanton (chair) and Munger (through January 2020) and Mmes. Jewell (since January 2020) and Wilderotter. The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers for the current fiscal year; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash-bonus program for the current fiscal year.
Elements of Compensation
    The components of our executive compensation programs are equity compensation (consisting solely of performance-based RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan). The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation. The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.
    Performance-based RSUs. Performance-based RSU grants represent the largest component of compensation, based on their fair value at the time of grant. The Committee believes that emphasizing this form of compensation helps align the interests of employee-grantees with those of shareholders, both in the shorter term (with one-year performance conditions) and in the longer term (with share ownership requirements and time-based vesting of up to five years, subject to earlier vesting for long service, as described below).
    Base salary. Base salary is the second largest compensation component. It is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual increases.
    Cash bonus. Cash bonuses are a relatively small component of compensation and based on a variety of metrics. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders. Over 5,000 employees are eligible for cash bonuses. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time the bonuses are paid (historically in November).
    Executive base salaries and cash bonuses and the value of all equity-related awards are, in the Committee’s view, generally lower than those at other companies in our peer group, described below under “Peer Companies.”
    Other elements. Consistent with its position as a low-overhead operator, the Company has modest “other compensation.” Significant components of this compensation include health care and helping executives fund their retirement needs (through the 401(k) and the deferred compensation plans); the Company provides no pensions for these officers.
    These components of compensation mix incentives that are intended to reward shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of a one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to one-year performance metrics. Longer-term incentives come primarily from the RSU award vesting of up to five years, and, to a lesser extent, share ownership requirements for executive officers and vesting elements in certain benefit plans (such as the deferred compensation and 401(k) plan matches).

    The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including modest cash bonus awards and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest over up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. In addition, the Company’s Corporate Governance Guidelines give the Committee the power to require the return of incentive compensation earned by improper means.
Peer Companies
    For fiscal 2020, the Committee primarily considered executive compensation data obtained from proxy statements for the following peer companies: Walmart Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, Lowe’s Companies, Inc., BJ's Wholesale Club Holdings, Inc., The TJX Companies, Inc., and Walgreens Boots Alliance, Inc. The last two are newly added this year to broaden the comparator group. The peer companies were selected because they are recognized as successful retailers and two of them operate membership clubs. The Committee took into account that the current market capitalization of two of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.
Equity Compensation
    If fully earned based upon the achievement of performance targets and fully vested, equity compensation is the largest component of compensation for executive officers. RSU grants to all executive officers are performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon maintaining employment status at the vest date. The Board and the Committee believe that vesting over up to five years helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, subject to accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance-based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for taxes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
    All officers and employees who receive RSU grants receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting entitles officers and employees to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date. For awards vesting on October 22, 2019, all Named Executive Officers received 100% long-service vesting except one who received 66% vesting.
    The criteria for the fiscal 2020 performance-based grants were (versus fiscal 2019) a 4% increase of total sales or a 3% increase in pre-tax income (with both measures based on local currencies). The Committee determined that both goals were exceeded. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for these RSUs, with a further time-based vesting occurring on the first anniversary of the grant for the officer not fully vested at the time the RSUs were deemed earned.

    The Board adopted in July 2008 a fixed date of October 22 for RSU grants, with exceptions as approved in advance by the Committee. For fiscal 2020, RSU grants were made on October 22, 2019, and the performance criteria for the grants were established in November 2019. All grants in fiscal 2020 were made under the Company’s 2019 Incentive Plan, approved by the Company’s shareholders in January 2019.
Other Compensation
    The Company provides the Named Executive Officers with benefits of a type offered to all other employees in most respects. The value of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company maintains a non-qualified deferred-compensation plan for the benefit of approximately 1,000 employees, including the Named Executive Officers. The plan provides that the first $10,000 of an employee’s contributions may be matched 50% by the Company, subject to certain limitations. This match vests over time. The Company does not maintain a pension plan or post-retirement medical plan for any employee. There are Company matching contributions for charitable contributions by many employees, including the Named Executive Officers. The Committee believes the benefits are modest and consistent with its overall objective of attracting and retaining highly-qualified executive officers.
2020 Compensation of the Chief Executive Officer
    In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer. Near the end of calendar 2019, the Committee approved a written employment contract for Mr. Jelinek, related to service during calendar 2020. For fiscal 2020, Mr. Jelinek received a base salary of approximately $1,000,000 (based on a fifty-two week fiscal year), an increase of $70,000 from the prior fiscal year. (In December 2018 his salary was increased to $1,000,000 for calendar 2019.) The agreement further provided for a cash bonus of up to $200,000 (unchanged from the prior year), determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), none of Mr. Jelinek or any other employee has or had any change-in-control arrangement with the Company.
    For fiscal 2020, the Committee granted 22,540 performance-based RSUs to Mr. Jelinek, which in value at the grant date represented an increase of 4% over the prior fiscal year. The Committee determined after the end of the fiscal year that the performance criteria were exceeded, and all of the RSUs granted were earned and fully vested under the long-service provisions.
    Cash bonuses for the Chief Executive Officer have generally been capped at no more than $200,000 since fiscal 1997. For fiscal 2020, Mr. Jelinek earned a cash bonus of $200,000. The bonus amount for Mr. Jelinek was determined by the Committee as follows: (i) one-half of bonus eligibility was determined by the Company's attainment of its pre-tax income goal, which was exceeded in fiscal 2020 (the goal was $5.21 billion, on a generally accepted accounting principles basis; actual pre-tax income was $5.37 billion); the Committee determined, however, that unlike other individuals at the Company eligible for the bonus component based on Company pre-tax income, based on his request Mr. Jelinek's award was capped at 100%; and (ii) eligibility for the remaining half was determined in part by referencing the amount of the individual bonuses received by other executive officers in comparison to their bonus eligibility (approximately 120%) but with the Committee determining, at his request, to cap Mr. Jelinek's individual bonus at 100% of eligibility, or $100,000. The criteria governing bonuses to other executive officers are described below.
For fiscal 2021, the bonus potential and structure have been changed. Mr. Jelinek is eligible to receive a bonus with a target amount of $400,000, up to 50% based on the achievement of specified targets relating to pre-tax income and up to 50% based on the achievement of specified targets relating to sales. The potential payment attributable to each of these performance goals may be from zero to up to 120% based on the level of achievement.

2020 Compensation of Other Named Executive Officers
    The most significant component of the compensation in fiscal 2020 was performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Portera, Vachris, and Murphy were 11,840 each, an increase of 4% over the prior year based on the value at grant date. The amounts awarded were based on the recommendations of Mr. Jelinek and approved by the Compensation Committee before the grants. The performance criteria were, as noted above, exceeded and the Named Executive Officers earned all of the RSUs granted, with accelerated-vesting for long service and further time-based vesting.
    Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels for these officers increased an average of 6% over fiscal 2019.
    The Named Executive Officers (other than Mr. Jelinek) received cash bonuses of $94,000, slightly higher than the prior year because of improved operating performance under significantly more challenging conditions. Bonus criteria were approved by the Committee in early fiscal 2020, based upon the recommendation of Mr. Jelinek. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for the Named Executive Officers for the individual bonus amounts of up to approximately 120% of the eligible amounts.
    As with thousands of other bonus-eligible employees, 50% of the bonus potential was related to the Company's attainment of its internal pre-tax income goal. As noted above, that goal was exceeded. Based on Mr. Jelinek's recommendation, the Committee determined to award 110% of the potential pre-tax income bonus, which amounted to $44,000 for executive officers.
Eligibility for the $40,000 bonus portion not associated with the Company's pre-tax income target was determined in part based on goals relevant to the executive officer's area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales and gross margin in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a small component (approximately 10% of total bonus eligibility) based on the discretion of Mr. Jelinek. Mr. Jelinek is not bound to recommend any specific bonus amount based on these factors; he considers what he believes to be the appropriate bonus in view of all the circumstances. For fiscal 2020 he recommended a $10,000 enhancement to the individual bonus element for each executive officer. The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendations but historically has deferred to it, as it did this fiscal year.
The enhancements to the total bonus amounts for executive vice presidents, no more than $14,000 for any individual ($4,000 enhancement to the pre-tax income component and $10,000 enhancement to the individual component), were awarded by the Committee in recognition of the superior performance of the Company during a period of unprecedented dislocation and challenges, including protection of the health of members and employees, a plethora of new regulatory restrictions, and supply chain disruptions on a scale previously unknown to the Company.

Clawback Policy
    The Corporate Governance Guidelines provide that the Company will seek to recover, at the direction of the Committee after it has considered the costs and benefits of doing so, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to the award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee.
Stock Ownership Requirements
    Executive officers are required by the end of each calendar year to own and retain shares of Company common stock representing in value at least three times (seven times for the Chief Executive Officer) the base salary of the officer in effect at the beginning of the fiscal year. Newly-promoted officers have twenty-four months to achieve compliance. The Nominating and Governance Committee may authorize an extension should the timing present an undue burden. All executive officers were in compliance at the end of calendar 2019.
Hedging and Pledging Policies
    The Corporate Governance Guidelines, as amended in August 2018, prohibit transactions involving hedging of the Company's equity securities by directors, officers, and employees and prohibit pledging of the Company's equity securities by directors and executive officers. The prohibition on transactions involving hedging includes any instrument or transaction, including put options and forward-sale contracts, through which an individual offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. Equity securities include common stock, voting preferred stock and options and other securities exercisable for, or convertible into, settled in, or measured by reference to, any other equity security determined on an as-exercised and as-converted basis. The equity securities attributable to a director or executive officer for these purposes are those attributable under either Section 13 or Section 16 of the Securities Exchange Act of 1934. All directors and executive officers are in compliance with this policy.
Conclusion
    The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
    The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
    The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 2020, for filing with the SEC.

John W. Stanton, Chair
Sally Jewell
                                Mary Agnes (Maggie) Wilderotter

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation for the Named Executive Officers for fiscal 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
W. Craig Jelinek	2020	1,000,000	200,000	6,844,496	181,129	53,927	8,279,552
President and Chief Executive Officer	2019	933,846	190,400	6,670,208	158,819	62,927	8,016,200
	2018	800,000	97,000	6,295,829	107,888	107,796	7,408,513
Richard A. Galanti	2020	813,654	94,000	3,595,334	340,453	108,717	4,952,158
Executive Vice President, Chief Financial Officer	2019	784,146	76,160	3,175,285	305,977	100,403	4,441,971
	2018	751,077	59,040	3,150,444	212,805	124,604	4,297,970
Joseph P. Portera	2020	765,000	94,000	3,595,334	65,605	100,473	4,620,412
Executive Vice President, COO- Eastern & Canadian Divisions	2019	737,723	75,957	3,175,285	63,418	96,150	4,148,533
	2018	700,865	84,340	3,150,444	45,348	120,079	4,101,076
Ron M. Vachris	2020	666,769	94,000	3,595,334	29,710	104,714	4,490,527
Executive Vice President, COO- Merchandising	2019	582,935	76,160	3,211,867	26,516	97,054	3,994,532
	2018	485,769	79,040	3,182,512	17,819	111,721	3,876,861
James P. Murphy	2020	685,000	94,000	3,557,730	26,458	98,904	4,462,092
Executive Vice President, COO-International Division	2019	662,242	76,160	3,175,285	24,514	101,888	4,040,089
	2018	620,462	79,040	3,150,444	18,677	116,641	3,985,264
 _______________________
(1)Certain salaries in all fiscal years have been restated to reflect retroactive pay when earned rather than received.
(2)Awarded under the Company’s cash bonus program.
(3)This represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2020, 2019 and 2018, which were earned upon attainment of performance criteria and subject to additional time-based vesting. The performance criteria are described under “Compensation Discussion and Analysis – Equity Compensation.” The value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. For a description of the assumptions used in calculating the fair value of the performance-based RSUs, see Note 1 of our financial statements in our Form 10-K for the year ended August 30, 2020. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.
(4)Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 80% of salary and 90% of bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum annual match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.
(5)Detail is provided below in the All Other Compensation table.

FISCAL 2020 ALL OTHER COMPENSATION

	Deferred Compensation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Long-Term Disability Premiums ($)[2]	Tax Gross-Up ($)[3]	Other ($)	Total All Other Compensation ($)[4]
W. Craig Jelinek	5,000	500	25,200	7,280	—	9,531	6,296	120	53,927
Richard A. Galanti	5,000	500	25,200	5,060	56,909	9,670	6,258	120	108,717
Joseph P. Portera	5,000	500	25,200	7,280	43,728	10,200	8,445	120	100,473
Ron M. Vachris	5,000	500	25,200	2,600	57,689	8,359	5,246	120	104,714
James P. Murphy	5,000	500	25,200	6,930	46,960	8,586	5,608	120	98,904
   _______________________
(1)The Company has a 401(k) retirement plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of union employees, the plan allows for both pre-tax and/or after-tax (Roth) deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. The matching and discretionary contributions vest ratably until fully vested, after five years of service.
(2)Long-term disability insurance is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan and who have 20 or more years of service.
(3)Executives are compensated for their additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance.
(4)Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. Any incremental cost to the Company is de minimis, and no amount is reflected in the table.
FISCAL 2020 GRANTS OF PLAN-BASED AWARDS
    The following table provides information regarding grants of performance-based RSUs during fiscal 2020.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (units)[1]	Grant-Date Fair Value of Awards ($)[2]
W. Craig Jelinek	10/22/2019	22,540	6,844,496
Richard A. Galanti	10/22/2019	11,840	3,595,334
Joseph P. Portera	10/22/2019	11,840	3,595,334
Ron M. Vachris	10/22/2019	11,840	3,595,334
James P. Murphy	10/22/2019	11,840	3,557,730
    _______________________
(1)The number of performance-based RSUs granted during fiscal 2020, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2020, the Committee determined that the performance criteria had been exceeded and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.
(2)The grant-date fair value of RSU awards granted, computed as described in footnote 3 to the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END

    The following table sets forth information regarding unvested stock awards held at August 30, 2020.

Name	Number of Shares or Units of Stock Unvested at Fiscal Year-End[1,2]	Stock Award Grant Date	Market Value of Shares or Units of Stock Unvested at Fiscal Year-End ($)[3]
W. Craig Jelinek	22,540	10/22/2019	7,852,260
Richard A. Galanti	11,840	10/22/2019	4,124,701
Joseph P. Portera	11,840	10/22/2019	4,124,701
Ron M. Vachris	11,840	10/22/2019	4,124,701
James P. Murphy	1,267	10/22/2015	441,385
	2,690	10/22/2016	937,115
	3,733	10/22/2017	1,300,465
	3,601	10/22/2018	1,254,480
	11,840	10/22/2019	4,124,701
 _______________________
(1)Reflects adjustments for special dividends.
(2)RSUs are granted subject to satisfaction of one-year performance conditions and vesting over four years thereafter. RSUs are also subject to accelerated vesting prior to termination for long service. RSUs with the following grant dates vest as follows:

Grant Date	Vesting
2015 - 2018	Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.
2019	After the end of fiscal 2020, the Compensation Committee certified that the performance criteria had been exceeded and that the awards were earned. All grants are made annually on October 22. The shares above do not reflect accelerated vesting for long service as the awards were not yet released.
(3)Based on the closing market price of $348.37 on August 28, 2020.
FISCAL 2020 RESTRICTED STOCK UNITS VESTED
    The following table provides information regarding restricted stock units that vested during fiscal 2020.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
W. Craig Jelinek	53,743	15,978,623
Richard A. Galanti	26,565	7,900,783
Joseph P. Portera	26,565	7,900,783
Ron M. Vachris	13,510	3,950,729
James P. Murphy	15,271	4,512,922

FISCAL 2020 NON-QUALIFIED DEFERRED COMPENSATION
    The following table provides information relating to the non-qualified deferred compensation plan. See footnote 4 to the Summary Compensation Table above for additional information about the plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	410,000	5,000	299,693	—	6,339,201
Richard A. Galanti	487,615	5,000	564,015	—	11,788,856
Joseph P. Portera	50,000	5,000	109,546	(165,905)	2,188,647
Ron M. Vachris	76,446	5,000	49,281	(36,078)	1,032,129
James P. Murphy	10,000	5,000	43,905	—	902,410
     _______________________
(1)Amounts were also included in “Salary” or “Bonus” in the Summary Compensation Table.
(2)Amounts were reported as "All Other Compensation" in the Summary Compensation Table.
(3)Amounts representing interest on the Named Executive Officer's balance that is "above market" (greater than 120% of the applicable federal long-term rate) are included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.
(4)Of these amounts, the following amounts have also been reported in the Summary Compensation Table:

Name	Reported for Fiscal 2020 ($)	Previously Reported for Fiscal 2019 ($)	Previously Reported for Fiscal 2018 ($)
W. Craig Jelinek	596,129	548,542	441,965
Richard A. Galanti	833,068	791,726	676,343
Joseph P. Portera	120,605	123,418	100,348
Ron M. Vachris	111,156	102,763	82,908
James P. Murphy	41,458	44,514	33,677

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
    The Company does not have any change-in-control agreements with any executive officer, director, or employee. Plans under which RSUs have been granted provide for accelerated vesting under certain circumstances in the event of a change in control. The amounts shown in the following table reflect the potential value to the Named Executive Officers as of the end of fiscal 2020 of full acceleration of all unvested RSUs under certain circumstances in connection with a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment.
    The amounts shown assume that a change in control or termination was effective as of the last business day of fiscal 2020 and that the price of Costco common stock on which the calculations were based was the closing price on August 28, 2020 ($348.37). They are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. In the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary; and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is: 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting in the event of a termination for cause.

    The following table provides information regarding the estimated potential incremental payments upon termination or change in control.

		Change in Control
Name	Total Value of RSUs Vested Upon Termination Without Cause or for Good Reason ($)[1]	Total Value of RSUs That May Vest ($)[1,2]	Total Value of RSUs Vested Upon Termination Without Cause or for Good Reason ($)[1,2,3]
W. Craig Jelinek	7,852,260	7,852,260	7,852,260
Richard A. Galanti	—	4,124,701	4,124,701
Joseph P. Portera	—	4,124,701	4,124,701
Ron M. Vachris	—	4,124,701	4,124,701
James P. Murphy	—	8,058,146	8,058,146
_______________________
(1)Total value calculated assuming a termination or change-in-control date of August 30, 2020, and utilizing the closing market price on August 28, 2020.
(2)Maximum number of RSUs that in the event of a change in control of the Company are not assumed or substituted under the 2019 Plan or that the Board may choose to accelerate under the 2002 Plan.
(3)Maximum number of RSUs that in the event of termination without cause or for good reason after a change in control under the 2019 Plan or that the Board may choose to accelerate under the 2002 Plan.

    Deferred Compensation Plan. In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balance of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2020 is set forth in the table above titled “Fiscal 2020 Non-qualified Deferred Compensation.” In the event of a threatened change in control of the Company, the Compensation Committee may act to protect the participants, including accelerating vesting or terminating the plan and paying benefits to participants.
    Potential Payments Under Mr. Jelinek’s Employment Agreement. The Company and Mr. Jelinek entered into an employment agreement effective January 1, 2020, with a one-year term, subject to renewal for additional one-year terms upon mutual agreement. If Mr. Jelinek’s employment is terminated by the Company without cause or by Mr. Jelinek with good reason, Mr. Jelinek will receive a lump-sum cash payment equal to 1.5 times his annual base salary and target bonus and full acceleration of any unvested RSUs. The estimated amount Mr. Jelinek would have received as cash severance in the event of such termination as of August 30, 2020, is $1.8 million. The actual amount could be determined only at the time of any actual termination. Upon termination due to disability, Mr. Jelinek would be eligible for continued medical coverage and receive full acceleration of any unvested RSUs as described above.
    “Good reason” is defined in the agreement as a material diminution in the executive’s salary or target bonus, in authority, duties or responsibilities, or in the budget over which the officer retains authority, causing the executive to report to anyone other than the Board, a material change in geographic location at which the executive must perform services, or any breach by the Company of the employment agreement.
    “Cause” is defined in the agreement as an intentional tort causing substantial loss, damage or injury to the Company, any serious crime or intentional, material act of fraud or dishonesty against the Company, the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or the executive; habitual neglect of the executive’s reasonable duties, disregard of written, material policies of the Company that causes other than immaterial loss, damage or injury to the property or reputation of the Company, or any material breach of the executive’s obligation to not disclose confidential information or to assign intellectual property developed during employment.

    Under the terms of Mr. Jelinek’s fiscal 2020 RSU award, in the event of termination of his employment for any reason other than cause, if the Compensation Committee of the Board determines that the performance goals established for the award have been met, Mr. Jelinek will receive the award, subject to the long service and quarterly vesting provisions generally applied for terminations in connection with RSU awards as described above. The table above shows the estimated incremental amounts Mr. Jelinek would receive in respect of his 2020 award in connection with a hypothetical termination of employment at December 31, 2020.
    Equity Compensation Plans. Under the Company’s 2019 Incentive Plan, in the event of a “fundamental transaction” or “change in control”: (i) with respect to stock awards that are assumed, substituted or continued, if the Company terminates the participant’s employment without “cause” or the participant terminates with “good reason” upon or during the 12-month period following the fundamental transaction or change in control, the stock award will become fully vested and any performance conditions imposed with respect to the award will be deemed to be achieved at the greater of the actual levels of achievement as of the date of such termination and the target performance levels; and (ii) if the stock award is not assumed, substituted or continued, the Board will fully accelerate time-based awards and provide for pro-rata acceleration of performance-based stock awards at the greater of actual levels of achievement or target, or cancel the awards in exchange for cash payments to the participant. The plan has detailed definitions of “good reason”, “cause,” “change in control” and “fundamental transaction.” Generally speaking, “good reason,” except as otherwise defined in an employment agreement, is defined as a material diminution in the participant’s authority, duties or responsibilities or a material change in geographic location at which the participant must perform services. “Cause” is defined as dishonesty, fraud, misconduct, disclosure or misuse of confidential information, conviction of, or a plea of guilty or no contest to, a felony or similar offense, habitual absence from work for reasons other than illness, intentional conduct that could cause significant injury to the Company or an affiliate, or habitual abuse of alcohol or a controlled substance. “Change in control” is defined as the occurrence of any of the following events: (i) a majority of the Board is replaced in any two-year period other than by directors approved by existing directors; or (ii) any person or group acquires shares having 30% or more of the voting power of all outstanding shares; or (iii) a merger or in which outstanding shares are converted into shares of another company or other securities (of either the Company or another company) or cash or other property. “Fundamental transaction” is defined as the merger of the Company with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued.
    The Company’s Seventh Restated 2002 Incentive Plan and its predecessor plans provide that in connection with a “change in control,” the Board may take any one or more of the following actions: (i) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (ii) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (iii) cancel stock awards in exchange for cash payments to participants. The plan requires that in the event of a “fundamental transaction” the Board shall do one or more of the foregoing, contingent on the closing or completion of the fundamental transaction.
Compensation Committee Interlocks and Insider Participation
    No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

CEO PAY RATIO
    As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our “median employee.” The latter is an estimate calculated consistent with SEC rules, based on our payroll and employment records and the methodology described below. SEC rules allow a variety of methodologies and exclusions and permit reasonable estimates and assumptions.
Identification of the Median Employee
    The year to date period ended August 30, 2020, was utilized to determine the median employee. At that date, we had approximately 273,000 employees worldwide, of which 181,000 were located in the United States and its territories. As permitted by SEC rules, we excluded, as de minimis, employees in China, France, Iceland, Spain, and Taiwan. As a result, the “considered population” for identifying the median employee was approximately 265,000. The pool included full-time, part-time, seasonal, and temporary employees. For determining the median employee, we used a combination of salary, bonus, equity compensation, and other measurable benefits. The median employee did not receive the full range of benefits considered in determining that employee’s identity. Non-U.S. employees’ compensation was converted to U.S. dollars using an average exchange-rate based on daily rates for the year to date period. For fiscal 2020, the median employee in the considered population had a total compensation of $39,585.
Ratio
    The CEO’s total compensation as shown in the Summary Compensation Table was $8,279,552. Based upon the estimates, assumptions, and methodology described above, the pay ratio calculation is 209:1. This ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the differences in estimates, assumptions, and methodologies.
Supplemental Ratio
    Approximately 40% of the “considered population” were part-time, seasonal and temporary workers, which significantly impacts the ratio shown above. We believe it is appropriate to present a supplemental calculation using the same methodology as above except that it includes only workers who are full-time. Using this methodology, the median employee has a pay of $56,569, resulting in a pay ratio calculation of 146:1.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Paul Moulton, an executive officer of the Company, has a sister-in-law who was employed by the Company during fiscal year 2020 at an annual salary of $122,000 and received a bonus of $9,300 and a grant of 100 RSUs. She also participated in benefit plans generally available to employees in comparable positions under similar terms and conditions. During fiscal 2020, John Meisenbach, who retired from the Board in January 2020, received $414,493 in commissions through Assured Partners MCM related to services concerning certain of the Company's employee benefit programs. These commissions were payable in connection with his origination of certain insurance policies and with the transaction in which Assured Partners acquired MCM. Assured Partners acquired MCM, a financial services company that Mr. Meisenbach founded and had served as CEO from 2008 to 2013 and chairman of the board of directors until 2015.
These relationships and related transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2020 where this policy did not require review, approval or ratification or where this policy was not followed.
    No family members of executive officers or directors are executive officers of the Company.

REPORT OF THE AUDIT COMMITTEE
October 18, 2020
To the Board of Directors:
    We reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 30, 2020. We discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07.
    We received the written disclosures and the letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the auditors their independence. Based on the reviews and discussions referred to above, we recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 2020.
Charles T. Munger, Chair
Susan L. Decker
Kenneth D. Denman
Sally Jewell

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
    The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at www.costco.com through the Investor Relations page or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
    KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for fiscal 2021.
Services and Fees of KPMG
    The following table presents fees for services rendered by KPMG for fiscal 2020 and fiscal 2019:

	2020	2019
Audit fees	$8,016,000	$7,997,000
Audit-related fees	431,000	324,000
Tax fees	270,000	335,000
All other fees	91,000	172,000
Total	$8,808,000	$8,828,000

KPMG was paid fees for the following types of services during fiscal 2020:
•Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.
•Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations, acquisitions and accounting consultations about the application of generally accepted accounting principles to proposed and executed transactions.
•Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.
•All Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, executive education courses provided to Company employees, and out of pocket expenses.
Audit Committee Preapproval Policy
    All services to be performed for the Company by KPMG must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2020 were pre-approved by the Audit Committee.
Annual Independence Determination
    The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2020 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
    Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 29, 2021. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 30, 2020. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
    The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.
The Audit Committee and Board of Directors unanimously recommend that you vote FOR Proposal 2.
PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
    As required by Section 14A of the Securities Exchange Act of 1934, we request your advisory (non-binding) vote on the following resolution (“say on pay”): “Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
    In 2017, following an advisory vote of the shareholders on frequency, the Board determined to continue to include say on pay votes in the Company's proxy materials annually until the next required shareholder vote on frequency.

    The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the say on pay vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
    As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to continue the success of the Company. If fully earned through achievement of performance targets, equity compensation in the form of restricted stock units (which are subject to further time-based vesting) is the largest component of executive compensation. We believe that our compensation program reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
OTHER MATTERS
    Neither the Board nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.
SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
    For a shareholder proposal to be included in the proxy statement for the 2022 annual meeting, it must comply with SEC Rule 14a-8 and be received by the Secretary of the Company at the address below no later than August 12, 2021.
    To be properly brought before the 2022 annual meeting of shareholders, a notice of a proxy access nomination under section 2.1 of our bylaws must be received by the Secretary of the Company at the address below no earlier than July 13, 2021, and no later than the close of business (5:30 p.m. Pacific Time) on August 12, 2021. Any such notice must meet the other requirements set forth in our bylaws.
    A shareholder who intends to present a proposal at the Company’s 2022 annual meeting other than pursuant to Rule 14a-8 or a proxy access director nomination must comply with our bylaws, which provide that the notice of such intentions must be received by the Secretary of the Company at the address set forth below no earlier than September 23, 2021, and no later than October 23, 2021, and such proposal must be a proper matter for shareholder action under Washington law, or management of the Company will have discretionary voting authority at the 2022 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.
    Notices of intention to present proposals or nominate directors at the 2022 annual meeting, and all supporting materials required by our bylaws, must be submitted by mail to Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027.
    The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. The submission of a shareholder proposal or proxy access director nomination does not guarantee that it will be included in our proxy statement.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
    The fiscal 2020 Annual Report to Shareholders (which is not a part of our proxy soliciting materials) is being mailed with this Proxy Statement to shareholders that were mailed proxy materials. For shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2020 Annual Report to Shareholders are available at www.costco.com, through the Investor Relations page. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.
GENERAL INFORMATION
    List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting as described above and for ten business days prior to the Annual Meeting between 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for a legally valid purpose related to the Annual Meeting.
    Electronic Delivery. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
    Householding Information. As permitted by SEC rules, the Company will deliver one Annual Report or Proxy Statement to multiple shareholders sharing the same address unless the Company has received contrary instructions. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., P.O. Box 505000, Louisville, KY 40233; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

COSTCO WHOLESALE CORPORATION
999 LAKE DRIVE
ISSAQUAH, WA 98027

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 20, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 18, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COST2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 20, 2021 for shares held directly and by 11:59 p.m. Eastern Time on January 18, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27029-P45986-Z78404

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COSTCO WHOLESALE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Susan L. Decker
02) Kenneth D. Denman
03) Richard A. Galanti
04) W. Craig Jelinek
05) Sally Jewell
06) Charles T. Munger
07) Jeffrey S. Raikes

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of selection of independent auditors.	☐	☐	☐
3. Approval, on an advisory basis, of executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and FAQ's are available at www.proxyvote.com.

D27030-P45986-Z78404

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 21, 2021 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Hamilton E. James and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 12, 2020, at the Annual Meeting of Shareholders to be held by live webcast, on Thursday, January 21, 2021 at 2:00 p.m. Pacific Time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Continued and to be signed on reverse side